Exhibit 99

Pfizer Reports Strong Third-Quarter 2026 Results And Raises 2026 Guidance
■Focused Execution Drove 32% Operational Revenue Growth of Launched and Acquired Products(1)
■Advancing Robust Late-Stage Pipeline with Multiple Key Catalysts Ahead
■Raises 2026 Guidance(2) on Strong Year-to-Date Performance
■Appoints Cecile Guegan Chief Financial Officer, Executive Vice President
NEW YORK, Tuesday, November 3, 2026 — Pfizer Inc. (NYSE: PFE) reported financial results for the third quarter of 2026 and raised its full-year 2026 guidance(2) for both Revenues and Adjusted(3) diluted EPS.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and CEO of Pfizer:
"Pfizer had another strong quarter with commercial momentum and disciplined execution while advancing our strategy for creating long-term shareholder value. Our obesity program continued to advance and recent milestones in oncology, immunology and vaccines further demonstrate the potential of our pipeline. With a robust slate of expected catalysts ahead, I believe we're well positioned to deliver meaningful new medicines for patients and lasting value in the years ahead."
Cecile Guegan, CFO and EVP of Pfizer:
“Our third-quarter results reflect strong commercial performance globally and continued operational discipline. This quarter, our non-COVID products delivered strong 7% operational revenue growth, and I’m particularly pleased with the 32% year-over-year operational revenue growth from our launched and acquired products(1). Today, we are raising our full-year 2026 Revenue and Adjusted diluted EPS guidance, reflecting our strong year-to-date performance and confidence in our business.”
OVERALL RESULTS
■Third-Quarter 2026 Revenues of $16.6 Billion, Relatively Flat Year-over-Year Operationally
–Excluding Contributions from Comirnaty and Paxlovid, Revenues Grew 7% Operationally
–Revenues of Launched and Acquired Products(1) Grew 32% Operationally
■Third-Quarter 2026 Reported(4) Diluted EPS of $0.56, and Adjusted(3) Diluted EPS of $0.87
■Raises Full-Year 2026 Revenue Guidance(2) by $1.5 billion at the Midpoint to a Range of $62.0 to $64.0 billion
■Raises and Narrows Full-Year 2026 Adjusted(3) Diluted EPS Guidance to a Range of $2.95 to $3.05
■Recent Late-Stage Pipeline Progress Includes Eight Key Pivotal Study Starts, One Pivotal Readout and Two Regulatory Decisions

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(5).
Results for the third quarter and first nine months of 2026 and 2025(6) are summarized below.

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2026	2025	% Change	2026	2025	% Change
Revenues	$ 16,583	$ 16,654	—	$ 46,067	$ 45,022	2%
Reported(4) Net Income	3,242	3,541	(8%)	5,681	9,419	(40%)
Reported(4) Diluted EPS	0.56	0.62	(9%)	0.99	1.65	(40%)
Adjusted(3) Income	4,985	4,949	1%	13,715	14,620	(6%)
Adjusted(3) Diluted EPS	0.87	0.87	—	2.39	2.56	(7%)

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2026	2025	% Change		2026	2025	% Change
			Total	Oper.			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 16,283	$ 16,310	—	—	$ 45,105	$ 44,056	2%	1%
Pfizer CentreOne	300	344	(13%)	(12%)	962	966	—	(2%)
TOTAL REVENUES	$ 16,583	$ 16,654	—	—	$ 46,067	$ 45,022	2%	1%

2026 FINANCIAL GUIDANCE(2)
■Raises full-year 2026 Revenue guidance(2) by $1.5 billion at the midpoint to a range of $62.0 to $64.0 billion from $60.5 to $62.5 billion previously.
■Raises and narrows full-year 2026 Adjusted(3) diluted EPS guidance(2) to a range of $2.95 to $3.05 from $2.80 to $3.00 previously.
–Includes a one-time $650 million Acquired In-Process R&D charge related to the in-licensing and collaboration agreement with Innovent Biologics, Inc. recorded in the third quarter of 2026 with an unfavorable impact of approximately $0.10.
■The company’s guidance takes into consideration our strong year-to-date performance, continued confidence in our business and progress with ongoing cost improvement initiatives.

Revenues	$62.0 to $64.0 billion
(previously $60.5 to $62.5 billion)
Adjusted(3) SI&A Expenses	$12.5 to $13.5 billion
Adjusted(3) R&D Expenses	$10.8 to $11.8 billion
(previously $10.5 to $11.5 billion)
Effective Tax Rate on Adjusted(3) Income	Approximately 15.0%
Adjusted(3) Diluted EPS	$2.95 to $3.05
(previously $2.80 to $3.00)
CAPITAL ALLOCATION
During the first nine months of 2026, Pfizer deployed its capital in a variety of ways, which primarily included:
■Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
–$8.3 billion invested in internal research and development projects, and
–Approximately $850 million invested in business development transactions, primarily reflecting the Innovent Biologics, Inc. in-licensing deal.
■Returning capital directly to shareholders through $7.3 billion of cash dividends, or $1.29 per share of common stock.
Our capital allocation framework is designed to enhance long-term shareholder value, and is based on three core pillars: (i) reinvesting in the business, including maintaining the flexibility to deploy capital towards potential value-creating business development transactions, (ii) maintaining and, over the long term, growing our dividend, and (iii) in the future, the potential to resume the return of capital to shareholders through value-enhancing share repurchases after de-levering our balance sheet. The company expects to continue to de-lever over the longer term in a prudent manner in order to maintain a balanced capital allocation strategy.
No share repurchases have been completed to date in 2026. As of November 3, 2026, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2026.
Diluted weighted-average shares outstanding of 5,751 million and 5,714 million were used to calculate Reported(4) and Adjusted(3) diluted EPS for third-quarter 2026 and 2025, respectively.
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2026 vs. Third-Quarter 2025)
Third-quarter 2026 revenues totaled $16.6 billion, a decrease of $71 million, or relatively flat on a percentage basis compared to the prior-year quarter, reflecting an operational decrease of $57 million and an unfavorable impact of foreign exchange of $15 million. The operational decrease was driven by a decline in revenues from COVID-19 products, the Prevnar family and several other products across categories, largely offset by an increase in revenues for Eliquis, Padcev, the Vyndaqel family, Nurtec, Lorbrena and several other products across categories. Excluding contributions from Comirnaty and Paxlovid, revenues for the third quarter grew 7% operationally. Additionally, third-quarter revenues of our Launched and Acquired Products(1) grew 32% operationally.
Third-quarter 2026 operational revenue reflected higher revenues primarily for:
■Eliquis globally, up $513 million, or 25%, operationally, driven primarily by higher net price in the U.S. primarily due to pricing dynamics, including lower rebates and channel mix favorability, as well as higher demand globally; partially offset by declines due to generic entry and price erosion in certain international markets;
■Padcev globally, up $255 million, or 55%, operationally, driven primarily by increased market share in first-line locally advanced or metastatic urothelial cancer (la/mUC), as well as launch uptake in the cisplatin-ineligible indication for muscle-invasive bladder cancer;
■Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up $193 million, or 12%, operationally, driven primarily by continued market expansion in the U.S., as well as strong demand with continuing uptake in patient diagnosis across international markets and improved access in certain international markets;
■Nurtec ODT/Vydura globally, up $135 million, or 33%, operationally, driven primarily by strong demand in the U.S., as well as launch uptake in certain international markets; and
■Lorbrena globally, up $114 million, or 43%, operationally, driven primarily by increased patient share in the first-line ALK-positive metastatic non-small cell lung cancer (ALK+ mNSCLC) treatment setting in the U.S., China, and certain other international markets;

offset primarily by lower revenues for:
■Paxlovid globally, down $771 million, or 63%, operationally, driven primarily by lower COVID-19 infections across the U.S. and international markets, partially offset by timing of government purchases in certain emerging markets;
■Comirnaty globally, down $339 million, or 29%, operationally, driven primarily by a lower favorable adjustment to the U.S. returns provision, lower utilization in the U.S. primarily resulting from narrower vaccine recommendations, as well as lower contractual deliveries in certain international markets; and
■Prevnar family globally, down $180 million, or 10%, operationally, driven primarily in the U.S. by lower vaccination rates in the adult and pediatric indications, as well as market share erosion for the adult indication; and by lower demand in the pediatric indication in certain international markets.
GAAP Reported(4) Statement of Operations Highlights
SELECTED REPORTED(4) COSTS AND EXPENSES

($ in millions)	Third-Quarter				Nine Months
	2026	2025	% Change		2026	2025	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(4)	$ 4,028	$ 4,172	(3%)	1%	$ 11,668	$ 10,795	8%	6%
Percent of Revenues	24.3%	25.0%	N/A	N/A	25.3%	24.0%	N/A	N/A
SI&A Expenses(4)	3,279	3,186	3%	3%	9,651	9,632	—	(1%)
R&D Expenses(4)	3,016	2,546	18%	18%	8,315	7,231	15%	15%
Acquired IPR&D Expenses(4)	669	1,390	(52%)	(52%)	822	1,401	(41%)	(41%)
Other (Income)/Deductions—net(4)	288	517	(44%)	(42%)	4,866	2,210	*	*
Effective Tax Rate on Reported(4) Income	3.9%	(6.5%)			3.2%	(2.9%)
* Indicates calculation not meaningful or results are greater than 100%.
Third-quarter 2026 Cost of Sales(4) as a percentage of revenues decreased by 0.8 percentage points compared to the prior-year quarter, primarily driven by a favorable change in sales mix and a favorable impact from foreign exchange, partially offset by the non-recurrence of a favorable revision to our estimate of accrued royalties in the third quarter of 2025.
Third-quarter 2026 SI&A Expenses(4) increased 3% operationally compared to the prior-year quarter, primarily reflecting an increase in compensation-related expenses in the quarter, a lower favorable adjustment of U.S. healthcare reform fees recorded in the third quarter of 2026 compared to the third quarter of 2025, and an increase in implementation costs associated with our cost realignment program; partially offset by a decrease in marketing and promotional spend on various products from more targeted investments and ongoing productivity improvements.

Third-quarter 2026 R&D Expenses(4) increased 18% operationally compared to the prior-year quarter, driven primarily by an anticipated net increase in spending in certain oncology and obesity product candidates, as well as an increase in compensation-related expenses in the quarter.
Third-quarter 2026 Acquired In-Process R&D Expenses(4) decreased $722 million compared to the prior-year quarter, primarily reflecting a $650 million charge in the third quarter of 2026 related to an in-licensing and collaboration agreement with Innovent Biologics, Inc., compared to a $1.35 billion charge in the prior-year quarter related to an in-licensing agreement with 3SBio, Inc.
Pfizer’s higher effective tax rate on Reported(4) income for the third quarter of 2026 compared to the prior-year quarter reflects the non-recurrence of the remeasurement of certain deferred tax liabilities and agreements with tax authorities, partially offset by favorable changes in the jurisdictional mix of earnings.
Adjusted(3) Statement of Operations Highlights
SELECTED ADJUSTED(3) COSTS AND EXPENSES

($ in millions)	Third-Quarter				Nine Months
	2026	2025	% Change		2026	2025	% Change
			Total	Oper.			Total	Oper.
Adjusted(3) Cost of Sales	$ 3,843	$ 3,979	(3%)	—	$ 10,905	$ 10,075	8%	6%
Percent of Revenues	23.2%	23.9%	N/A	N/A	23.7%	22.4%	N/A	N/A
Adjusted(3) SI&A Expenses	3,221	3,158	2%	2%	9,481	9,562	(1%)	(2%)
Adjusted(3) R&D Expenses	2,942	2,486	18%	18%	8,107	7,096	14%	14%
Acquired IPR&D Expenses(3)	669	1,390	(52%)	(52%)	822	1,401	(41%)	(41%)
Adjusted(3) Other (Income)/Deductions—net	102	257	(60%)	(56%)	598	688	(13%)	(14%)
Effective Tax Rate on Adjusted(3) Income	14.0%	7.9%			14.9%	9.5%
See the reconciliations of certain Reported(4) to non-GAAP Adjusted(3) financial measures and associated footnotes in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since August 4, 2026)
Product Developments

Product/Project	Milestone	Recent Development	Link
Comirnaty (COVID-19 Vaccine, mRNA)	Regulatory
August 2026. Pfizer and BioNTech announced U.S. Food and Drug Administration (FDA) approval for the companies’ 2026-2027 COVID-19 vaccine formula targeting the XFG variant for use in adults ages 65 years and older, as well as in individuals ages 5 through 64 years with at least one underlying condition that puts them at high risk for severe outcomes from COVID-19.
Full Release

Product/Project	Milestone	Recent Development	Link
Elrexfio (elranatamab)	Phase 3 Results
October 2026. Announced topline results from the investigational Phase 3 MagnetisMM-32 study evaluating Elrexfio as monotherapy in adults with relapsed or refractory multiple myeloma (RRMM) who received at least one prior line of treatment with anti-CD38 therapy and lenalidomide. At the pre-specified interim analysis for efficacy, the study met its primary endpoint of progression-free survival (PFS) as assessed by blinded independent central review (BICR). Elrexfio demonstrated a statistically significant and clinically meaningful reduction in the risk of disease progression or death versus investigator’s choice of elotuzumab, pomalidomide and dexamethasone (EloPd); pomalidomide, bortezomib and dexamethasone (PVd); or carfilzomib and dexamethasone (Kd). The safety profile of Elrexfio in MagnetisMM-32 was consistent with its known profile and no new safety signals were identified.
Full Release
Litfulo (ritlecitinib)	Phase 3 Results
October 2026. Presented results from two investigational Phase 3 trials -- TRANQUILLO 2 and TRANQUILLO – in which once-daily oral Litfulo significantly improved facial and total body repigmentation at Week 52 compared to placebo in patients with nonsegmental vitiligo (NSV). The safety profile of Litfulo in NSV was consistent with the established safety profile in alopecia areata. Pfizer intends to submit these data to regulatory authorities globally.
Full Release
Talzenna (talazoparib)	Regulatory
October 2026. Announced FDA expanded approval of Talzenna in combination with Xtandi expanding use to the treatment of men with metastatic androgen pathway modulation-naïve or -sensitive (mAPMN/S) prostate cancer with homologous recombination repair (HRR) gene mutations, including both BRCA and non-BRCA mutations. Approval was based on the pivotal TALAPRO-3 data, offering a potential new standard of care earlier in the course of disease.
Full Release
Tukysa (tucatinib)	Regulatory
October 2026. Announced FDA approval of Tukysa in combination with trastuzumab and pertuzumab for the maintenance treatment of adults with unresectable locally advanced or metastatic human epidermal growth factor receptor 2-positive (HER2+) breast cancer following induction treatment. The approval expands the use of Tukysa to frontline, an earlier stage of metastatic disease, offering a new chemotherapy-free maintenance treatment option that may help further delay disease progression.
Full Release
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Milestone	Recent Development	Link
25-valent pneumococcal conjugate vaccine candidate (PF-07872412)	Phase 2 Results
October 2026. Announced detailed results across serotypes from a Phase 2 study (NCT06524414) investigating 25-valent pneumococcal conjugate vaccine candidate (25vPnC) in infants. In the study, a four-dose series of 25vPnC elicited robust immune responses against all 25 serotypes and showed safety and tolerability comparable to four doses of Prevnar 20. These data support the ongoing Phase 3 development program for 25vPnC.
Full Release
Lyme disease vaccine candidate (PF-07307405)	Regulatory
August 2026. Pfizer and Valneva SE announced the European Medicines Agency (EMA) validated the Marketing Authorization Application (MAA) for the companies’ 6-valent outer surface protein A (OspA)-based Lyme disease vaccine candidate and will begin its assessment of the application. The submission was based on favorable efficacy and safety results from the Phase 3 VALOR “Vaccine Against Lyme for Outdoor Recreationists” trial.
Full Release
Tilrekimig (PF-07275315)	Phase 2 Results
October 2026. Presented detailed results from an ongoing Phase 2 study investigating the potentially first-in-class trispecific antibody tilrekimig in adults with moderate-to-severe atopic dermatitis (AD). The study met its primary endpoint, demonstrating a statistically significant increase in the percentage of participants achieving EASI-75 (≥75% reduction in the Eczema Area and Severity Index) at Week 16 across all evaluated doses compared to placebo. Tilrekimig was well-tolerated, with no dose-dependent safety signals, with treatment-emergent adverse event rates comparable between treatment and placebo groups. The Phase 3 pivotal program is underway with ongoing studies in AD and asthma. Tilrekimig is also being studied in an ongoing Phase 2b/3 study in chronic obstructive pulmonary disease (COPD).
Full Release
Corporate Developments

Topic	Recent Development	Link
Finance Leadership	November 2026. Cecile Guegan appointed Chief Financial Officer, Executive Vice President effective November 1, 2026.	-
PFIZER TO HOST CONFERENCE CALL
Pfizer will host a live conference call and webcast today, November 3, 2026, at 10:00 AM EST. To access the live conference call, the third-quarter 2026 earnings presentation, and the accompanying prepared remarks from management, visit our website at pfizer.com/investors.
You can also listen to the conference call by dialing either 800-456-4352 in the U.S. and Canada or 785-424-1086 outside of the U.S. and Canada. The passcode is “11974”.

The transcript and webcast replay of the call will be made available on our website at pfizer.com/investors within 24 hours after the end of the live conference call and will be accessible for at least 90 days.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)‘Launched and Acquired Products’ represent select recently launched and acquired products, including new indications. Launched products primarily include Prevnar 20 (Pediatrics), Abrysvo (Older Adult / Maternal), Elrexfio, Cibinqo, Talzenna, Litfulo, Ngenla, Hympavzi, Penbraya Adolescent, and Lorbrena (added Q1-26); and acquired products primarily include Padcev, Adcetris, Tukysa, Tivdak, Nurtec ODT/Vydura, and Velsipity.
(2)Pfizer does not provide guidance for U.S. generally accepted accounting principles (GAAP) Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2026 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of November 3, 2026.
▪An anticipated unfavorable revenue impact of approximately $1.1 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent or regulatory protection or that are anticipated to lose patent or regulatory protection.
▪Exchange rates assumed are a blend of actual rates in effect through third-quarter 2026 and mid-October 2026 rates for the remainder of the year.
▪Guidance for Adjusted(3) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.74 billion shares, and assumes no share repurchases in 2026.
(3)Adjusted income and Adjusted diluted earnings per share (EPS) are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and the first nine months of 2026 and 2025. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(4). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2025 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.

(4)Revenues is defined as revenues in accordance with U.S. GAAP. Reported net income and its components are defined as net income attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(5)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(6)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s third quarter and first nine months for U.S. subsidiaries reflect the three and nine months ended on September 27, 2026 and September 28, 2025, while Pfizer’s third quarter and first nine months for subsidiaries operating outside the U.S. reflect the three and nine months ended on August 23, 2026 and August 24, 2025.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2026	2025	(Decr.)	2026	2025	(Decr.)
Revenues:
Product revenues	$13,255	$13,920	(5)	$36,833	$37,168	(1)
Alliance revenues	2,851	2,298	24	7,888	6,684	18
Royalty revenues	477	436	9	1,347	1,170	15
Total revenues	16,583	16,654	—	46,067	45,022	2
Costs and expenses:
Cost of sales(2)	4,028	4,172	(3)	11,668	10,795	8
Selling, informational and administrative expenses(2)	3,279	3,186	3	9,651	9,632	—
Research and development expenses(2)	3,016	2,546	18	8,315	7,231	15
Acquired in-process research and development expenses(3)	669	1,390	(52)	822	1,401	(41)
Amortization of intangible assets	1,128	1,223	(8)	3,497	3,644	(4)
Restructuring charges and certain acquisition-related costs(4)	791	286	*	1,347	945	43
Other (income)/deductions––net(5)	288	517	(44)	4,866	2,210	*
Income from continuing operations before provision/(benefit) for taxes on income	3,385	3,334	2	5,902	9,162	(36)
Provision/(benefit) for taxes on income(6)	134	(216)	*	188	(264)	*
Income from continuing operations	3,251	3,550	(8)	5,714	9,427	(39)
Discontinued operations––net of tax	—	—	*	(5)	25	*
Net income before allocation to noncontrolling interests	3,252	3,550	(8)	5,710	9,452	(40)
Less: Net income attributable to noncontrolling interests	10	9	12	29	33	(14)
Net income attributable to Pfizer Inc. common shareholders	$3,242	$3,541	(8)	$5,681	$9,419	(40)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.57	$0.62	(9)	$1.00	$1.66	(40)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.57	$0.62	(9)	$1.00	$1.66	(40)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.56	$0.62	(9)	$0.99	$1.65	(40)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.56	$0.62	(9)	$0.99	$1.65	(40)
Weighted-average shares used to calculate earnings per common share:
Basic	5,700	5,685		5,697	5,682
Diluted	5,751	5,714		5,739	5,710
*Indicates calculation not meaningful or results are greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three and nine months ended September 27, 2026 and September 28, 2025. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 23, 2026 and August 24, 2025.
The financial results for the three and nine months ended September 27, 2026 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Exclusive of amortization of intangible assets.
(3)Acquired in-process research and development expenses for the third quarter and first nine months of 2026 include a $650 million charge related to an in-licensing and collaboration agreement with Innovent Biologics, Inc. Acquired in-process research and development expenses for the third quarter and first nine months of 2025 include a $1.35 billion charge related to an in-licensing agreement with 3SBio, Inc.
(4)Restructuring charges and certain acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS)	2026	2025	2026	2025
Restructuring charges/(credits)––acquisition-related costs(a)	$11	$1	$54	$13
Restructuring charges/(credits)––cost reduction initiatives(b)	742	236	1,167	771
Restructuring charges/(credits)	753	237	1,221	784
Transaction costs	2	—	2	—
Integration costs and other(c)	35	49	124	162
Restructuring charges and certain acquisition-related costs	$791	$286	$1,347	$945
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions. The charges for the third quarter and first nine months of 2026 primarily represent employee termination costs associated with our enterprise-wide cost realignment program. The charges for the first nine months of 2025 primarily represented employee termination costs, asset impairments and exit costs associated with our enterprise-wide cost realignment program, partially offset by revisions of estimates of previously recorded accruals for employee termination costs associated with our Manufacturing Optimization Program, driven in large part by higher-than-expected voluntary attrition.
(c)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.
(5)Components of Other (income)/deductions––net include:

	Third-Quarter		Nine Months
(MILLIONS)	2026	2025	2026	2025
Interest income	$(108)	$(138)	$(336)	$(437)
Interest expense	662	652	1,998	1,960
Net interest expense	554	514	1,662	1,523
Net (gains)/losses on asset disposals	(132)	(2)	(150)	(91)
Net (gains)/losses recognized during the period on equity securities	75	(201)	121	94
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(111)	(45)	(165)	(82)
Net periodic benefit costs/(credits) other than service costs	(103)	(73)	(258)	(333)
Certain legal matters, net(a)	13	191	1,047	755
Certain asset impairments(b)	—	260	4,325	577
Net gain from the sale of investment in ViiV Healthcare Limited (ViiV)	—	—	(1,870)	—
Changes in fair value of contingent consideration liabilities	159	15	709	57
Other, net(c)	(167)	(141)	(556)	(291)
Other (income)/deductions––net	$288	$517	$4,866	$2,210
(a)The first nine months of 2026 primarily include certain product liability and other legal expenses. The third quarter of 2025 primarily included certain product liability expenses. The first nine months of 2025 primarily included certain product liability and other legal expenses.
(b)The amount for the first nine months of 2026 represents intangible asset impairment charges composed of: (i) $3.8 billion in impairments of in-process research and development (IPR&D) assets associated with a Phase 3 study for sigvotatug vedotin for the

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
second line treatment of metastatic non-squamous non-small cell lung cancer, reflecting unfavorable clinical trial results, and (ii) $525 million for Oxbryta (voxelotor) developed technology rights, after engaging with the FDA in July 2026 to discuss their assessment of data and analyses, and it was determined there was no viable pathway to return Oxbryta to the market in the U.S. The amounts for the third quarter and first nine months of 2025 included a $260 million intangible asset impairment charge related to IPR&D associated with a Phase 3 study for inclacumab for the treatment of sickle cell disease, which reflects unfavorable clinical trial results. The amount for the first nine months of 2025 also included an intangible asset impairment charge of $210 million for a Phase 2 indefinite-lived out-licensed asset that was discontinued by our out-licensing partner.
(c)The amounts for the third quarter and first nine months of 2026 include, among other things, dividend income of $58 million and $239 million, respectively, from our previous investment in ViiV. The amounts for the third quarter and first nine months of 2025 included, among other things, dividend income of $72 million and $184 million, respectively, from our previous investment in ViiV.
(6)Our effective tax rates for income from continuing operations were 3.9% and 3.2% for the three and nine months ended September 27, 2026, respectively, and (6.5)% and (2.9)% for the three and nine months ended September 28, 2025, respectively. The higher effective tax rates for the third quarter and first nine months of 2026, compared to the third quarter and first nine months of 2025, were primarily due to the non-recurrence of the remeasurement of certain deferred tax liabilities, agreements, and resolutions with tax authorities, partially offset by favorable changes in the jurisdictional mix of earnings.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Any expenses for acquired IPR&D are included in our non-GAAP Adjusted results but we exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and first nine months of 2026 and 2025 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2025 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Third-Quarter 2026
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$4,028	$3,279	$288		$3,242	$0.56
Amortization of intangible assets	—	—	—		1,128
Acquisition-related items	(143)	(4)	(155)		364
Discontinued operations	—	—	—		—
Certain significant items:
Restructuring charges/credits, inventory write-offs, implementation costs and additional depreciation—asset restructuring(3)	(41)	(50)	—		893
Certain asset impairments	—	—	—		—
Gains/losses on equity securities	—	—	(75)		75
Actuarial valuation and other pension and postretirement plan gains/losses	—	—	22		(22)
Other	—	(3)	21		(17)
Income tax provision—non-GAAP items					(677)
Non-GAAP Adjusted	$3,843	$3,221	$102	(6)	$4,985	$0.87

	Nine Months Ended September 27, 2026
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$11,668	$9,651	$4,866		$5,681	$0.99
Amortization of intangible assets	—	—	—		3,497
Acquisition-related items	(597)	(14)	(704)		1,537
Discontinued operations	—	—	—		(16)
Certain significant items:
Restructuring charges/credits, inventory write-offs, implementation costs and additional depreciation—asset restructuring(3)	(140)	(142)	—		1,611
Certain asset impairments(4)	—	—	(4,325)		4,325
Gains/losses on equity securities	—	—	(121)		121
Actuarial valuation and other pension and postretirement plan gains/losses	—	—	12		(12)
Other(5)	(25)	(15)	871		(826)
Income tax provision—non-GAAP items					(2,203)
Non-GAAP Adjusted	$10,905	$9,481	$598	(6)	$13,715	$2.39
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Third-Quarter 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$4,172	$3,186	$517		$3,541	$0.62
Amortization of intangible assets	—	—	—		1,223
Acquisition-related items	(128)	(1)	(13)		194
Discontinued operations	—	—	—		—
Certain significant items:
Restructuring charges/credits, inventory write-offs, implementation costs and additional depreciation—asset restructuring(3)	(62)	(26)	—		379
Certain asset impairments(4)	—	—	(260)		260
Gains/losses on equity securities	—	—	201		(201)
Actuarial valuation and other pension and postretirement plan gains/losses	—	—	(11)		11
Other(5)	(3)	(1)	(177)		184
Income tax provision—non-GAAP items					(643)
Non-GAAP Adjusted	$3,979	$3,158	$257	(6)	$4,949	$0.87

	Nine Months Ended September 28, 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$10,795	$9,632	$2,210		$9,419	$1.65
Amortization of intangible assets	—	—	—		3,644
Acquisition-related items	(576)	(2)	(52)		814
Discontinued operations	—	—	—		(25)
Certain significant items:
Restructuring charges/credits, inventory write-offs, implementation costs and additional depreciation—asset restructuring(3)	(115)	(46)	—		1,050
Certain asset impairments(4)	—	—	(577)		577
Gains/losses on equity securities	—	—	(94)		94
Actuarial valuation and other pension and postretirement plan gains/losses	—	—	57		(57)
Other(5)	(29)	(22)	(855)		914
Income tax provision—non-GAAP items					(1,810)
Non-GAAP Adjusted	$10,075	$9,562	$688	(6)	$14,620	$2.56

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income from continuing operations were 3.9% and 3.2% for the three and nine months ended September 27, 2026, respectively, and (6.5)% and (2.9)% for the three and nine months ended September 28, 2025, respectively. See Note (6) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income were 14.0% and 14.9% for the three and nine months ended September 27, 2026, respectively, and 7.9% and 9.5% for the three and nine months ended September 28, 2025, respectively.
(2)The amounts for the third quarter and first nine months of 2026 and 2025 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(4)See Note (5) to the Consolidated Statements of Operations above.
(5)For the first nine months of 2026, the total Other (income)/deductions––net adjustment of $871 million primarily includes: (i) a net gain of $1.870 billion from the sale of our previous investment in ViiV, partially offset by (ii) charges of $1.0 billion for certain legal matters, primarily representing certain product liability and other legal expenses. For the third quarter and first nine months of 2025, the total Other (income)/deductions––net adjustments of $177 million and $855 million, respectively, primarily included charges of $191 million for the third quarter for certain legal matters, primarily representing certain product liability expenses and $755 million for the first nine months for certain legal matters, primarily representing certain product liability and other legal expenses.
(6)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Third-Quarter		Nine Months
(MILLIONS)	2026	2025	2026	2025
Interest income	$(108)	$(138)	$(336)	$(437)
Interest expense	665	654	2,006	1,967
Net interest expense	557	517	1,670	1,530
Net (gains)/losses on asset disposals	(132)	(2)	(150)	(91)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(111)	(45)	(165)	(82)
Net periodic benefit costs/(credits) other than service costs	(80)	(84)	(246)	(276)
Certain legal matters, net	—	—	19	—
Other, net	(132)	(128)	(530)	(393)
Non-GAAP Adjusted Other (income)/deductions––net	$102	$257	$598	$688
See Note (5) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
THIRD-QUARTER 2026 and 2025 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2026	2025	% Change		2026	2025	% Change	2026	2025	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$16,583	$16,654	—	—	$10,602	$10,691	(1%)	$5,981	$5,963	—	1%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$16,283	$16,310	—	—	$10,546	$10,599	—	$5,736	$5,711	—	1%
Primary Care	$6,971	$7,642	(9%)	(9%)	$4,679	$5,343	(12%)	$2,292	$2,299	—	1%
Eliquis(b)	2,523	2,015	25%	25%	1,808	1,292	40%	715	723	(1%)	—
Prevnar family(c)	1,564	1,742	(10%)	(10%)	1,026	1,155	(11%)	538	587	(8%)	(9%)
Nurtec ODT/Vydura	547	412	33%	33%	485	383	27%	62	29	*	*
Comirnaty	808	1,151	(30%)	(29%)	562	870	(35%)	246	282	(13%)	(11%)
Abrysvo	303	279	9%	9%	141	210	(33%)	162	68	*	*
Paxlovid	449	1,225	(63%)	(63%)	373	1,122	(67%)	76	104	(26%)	(21%)
FSME-IMMUN/TicoVac	104	100	4%	4%	1	1	13%	103	99	4%	4%
All other Primary Care	674	718	(6%)	(5%)	283	310	(9%)	390	408	(4%)	(3%)
Oncology	$4,327	$3,938	10%	10%	$3,310	$2,888	15%	$1,017	$1,051	(3%)	(4%)
Ibrance	1,082	1,057	2%	3%	761	670	14%	321	387	(17%)	(16%)
Padcev	720	464	55%	55%	696	449	55%	24	16	53%	49%
Xtandi(d)	541	578	(6%)	(6%)	541	578	(6%)	—	—	—	—
Lorbrena	387	268	44%	43%	151	103	46%	237	165	43%	40%
Inlyta	232	226	3%	—	113	124	(8%)	119	102	16%	11%
Braftovi/Mektovi	244	202	21%	21%	225	190	19%	19	12	59%	56%
Adcetris(e)	231	215	8%	8%	228	210	9%	3	5	(39%)	(38%)
Orgovyx(f)	153	112	37%	37%	153	112	37%	—	—	—	—
Tukysa	142	110	29%	30%	105	79	33%	38	32	19%	20%
Bosulif	71	150	(53%)	(52%)	50	117	(57%)	21	34	(37%)	(34%)
Elrexfio	83	85	(3%)	—	28	37	(24%)	55	48	13%	19%
Talzenna	59	47	26%	27%	41	33	23%	18	14	32%	35%
Tivdak	39	37	6%	6%	38	32	19%	1	5	(80%)	(80%)
All other Oncology	341	386	(12%)	(13%)	180	156	15%	161	230	(30%)	(31%)
Specialty Care	$3,349	$3,130	7%	7%	$1,688	$1,623	4%	$1,661	$1,507	10%	11%
Vyndaqel family(g)	1,773	1,591	11%	12%	1,086	948	14%	687	643	7%	9%
Xeljanz	213	313	(32%)	(32%)	105	205	(49%)	108	108	—	1%
Zavicefta (Outside the U.S. and Canada)	179	158	13%	10%	—	—	—	179	158	13%	10%
Enbrel (Outside the U.S. and Canada)	151	154	(2%)	(2%)	—	—	—	151	154	(2%)	(2%)
Octagam	134	113	18%	18%	134	113	18%	—	—	—	—
BeneFIX	102	94	9%	9%	50	50	—	52	44	19%	19%
Cresemba	100	83	21%	18%	—	—	—	100	83	21%	18%
Genotropin	94	128	(26%)	(26%)	5	31	(83%)	89	97	(8%)	(8%)
Cibinqo	101	79	28%	26%	37	30	22%	64	49	32%	29%
All other Specialty Care	503	417	21%	21%	271	245	11%	233	172	35%	35%
Hospital and Biosimilars(a)	$1,635	$1,600	2%	2%	$869	$745	17%	$766	$854	(10%)	(11%)
Oncology biosimilars(h)	378	315	20%	20%	271	214	26%	107	101	6%	7%
Inflectra	186	173	7%	7%	180	152	19%	6	22	(73%)	(73%)
Sulperazon (Outside the U.S. and Canada)	96	154	(38%)	(41%)	—	—	—	96	154	(38%)	(41%)
Zithromax	47	73	(36%)	(37%)	—	—	—	47	73	(36%)	(37%)
All other Hospital and Biosimilars	928	885	5%	5%	418	379	10%	510	506	1%	1%
PFIZER CENTREONE(i)	$300	$344	(13%)	(12%)	$56	$92	(39%)	$244	$253	(3%)	(3%)

BIOPHARMA(a)	$16,283	$16,310	—	—	$10,546	$10,599	—	$5,736	$5,711	—	1%
PFIZER U.S. COMMERCIAL DIVISION	9,677	9,854	(2%)	(2%)	9,677	9,854	(2%)	—	—	—	—
PFIZER INTERNATIONAL COMMERCIAL DIVISION	5,433	5,381	1%	1%	—	—	—	5,433	5,381	1%	1%
GLOBAL HOSPITAL AND BIOSIMILARS DIVISION(j)	1,172	1,075	9%	9%	869	745	17%	303	330	(8%)	(8%)

Total Alliance revenues included above	$2,851	$2,298	24%	24%	$2,383	$1,817	31%	$468	$481	(3%)	(1%)
Total Royalty revenues included above	$477	$436	9%	9%	$475	$434	9%	$2	$2	7%	6%
See end of tables for notes.

PFIZER INC. - REVENUES
NINE MONTHS 2026 and 2025 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2026	2025	% Change		2026	2025	% Change	2026	2025	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$46,067	$45,022	2%	1%	$28,191	$27,959	1%	$17,877	$17,063	5%	1%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$45,105	$44,056	2%	1%	$27,963	$27,677	1%	$17,142	$16,379	5%	1%
Primary Care	$18,017	$18,869	(5%)	(6%)	$11,236	$12,349	(9%)	$6,781	$6,519	4%	—
Eliquis(b)	7,114	5,941	20%	18%	4,895	3,913	25%	2,219	2,028	9%	4%
Prevnar family(c)	4,591	4,786	(4%)	(5%)	2,827	3,185	(11%)	1,764	1,601	10%	6%
Nurtec ODT/Vydura	1,321	1,019	30%	29%	1,163	945	23%	158	74	*	*
Comirnaty	1,301	2,097	(38%)	(38%)	731	1,275	(43%)	570	821	(31%)	(32%)
Abrysvo	691	553	25%	23%	279	374	(25%)	411	178	*	*
Paxlovid	656	2,144	(69%)	(69%)	508	1,796	(72%)	148	347	(58%)	(57%)
FSME-IMMUN/TicoVac	317	272	16%	10%	5	3	50%	313	269	16%	10%
All other Primary Care	2,027	2,058	(2%)	(3%)	829	858	(3%)	1,198	1,200	—	(2%)
Oncology	$12,318	$11,467	7%	6%	$9,303	$8,537	9%	$3,015	$2,930	3%	(1%)
Ibrance	3,148	3,083	2%	1%	2,100	2,024	4%	1,048	1,058	(1%)	(5%)
Padcev	1,979	1,432	38%	38%	1,929	1,402	38%	50	30	65%	58%
Xtandi(d)	1,519	1,602	(5%)	(5%)	1,519	1,602	(5%)	—	—	—	—
Lorbrena	1,046	741	41%	38%	399	294	36%	647	447	45%	39%
Inlyta	665	688	(3%)	(6%)	341	385	(12%)	325	303	7%	2%
Braftovi/Mektovi	642	519	24%	23%	593	489	21%	50	30	64%	58%
Adcetris(e)	617	687	(10%)	(10%)	605	671	(10%)	13	16	(22%)	(23%)
Orgovyx(f)	408	285	43%	43%	408	285	43%	—	—	—	—
Tukysa	402	344	17%	16%	296	269	10%	106	76	40%	36%
Bosulif	313	450	(30%)	(30%)	246	353	(30%)	67	97	(31%)	(31%)
Elrexfio	252	230	9%	10%	93	102	(9%)	159	128	24%	26%
Talzenna	166	133	25%	24%	117	96	21%	49	37	34%	30%
Tivdak	106	115	(8%)	(8%)	105	106	(1%)	1	10	(90%)	(90%)
All other Oncology	1,054	1,157	(9%)	(11%)	554	459	21%	501	698	(28%)	(31%)
Specialty Care	$9,641	$8,834	9%	7%	$4,779	$4,551	5%	$4,862	$4,284	14%	10%
Vyndaqel family(g)	5,136	4,692	9%	8%	3,061	2,924	5%	2,076	1,767	17%	13%
Xeljanz	643	763	(16%)	(17%)	326	431	(24%)	318	331	(4%)	(7%)
Zavicefta (Outside the U.S. and Canada)	528	457	16%	10%	—	—	—	528	457	16%	10%
Enbrel (Outside the U.S. and Canada)	431	448	(4%)	(7%)	—	—	—	431	448	(4%)	(7%)
Octagam	394	298	32%	32%	394	298	32%	—	—	—	—
BeneFIX	297	285	4%	3%	148	151	(2%)	150	135	11%	9%
Cresemba	294	267	10%	5%	—	—	—	294	267	10%	5%
Genotropin	281	329	(15%)	(17%)	20	60	(66%)	261	269	(3%)	(6%)
Cibinqo	272	206	32%	29%	98	79	25%	174	127	36%	31%
All other Specialty Care	1,364	1,091	25%	24%	733	608	20%	631	482	31%	28%
Hospital and Biosimilars(a)	$5,129	$4,886	5%	3%	$2,644	$2,240	18%	$2,485	$2,646	(6%)	(10%)
Oncology biosimilars(h)	1,145	932	23%	22%	833	648	28%	313	284	10%	7%
Inflectra	539	465	16%	16%	515	354	45%	24	111	(79%)	(80%)
Sulperazon (Outside the U.S. and Canada)	411	484	(15%)	(19%)	—	—	—	411	484	(15%)	(19%)
Zithromax	200	286	(30%)	(33%)	—	—	—	200	286	(30%)	(33%)
All Other Hospital & Biosimilars	2,833	2,719	4%	2%	1,296	1,237	5%	1,537	1,482	4%	—
PFIZER CENTREONE(i)	$962	$966	—	(2%)	$228	$282	(19%)	$735	$684	7%	5%

BIOPHARMA(a)	$45,105	$44,056	2%	1%	$27,963	$27,677	1%	$17,142	$16,379	5%	1%
PFIZER U.S. COMMERCIAL DIVISION	25,319	25,437	—	—	25,319	25,437	—	—	—	—	—
PFIZER INTERNATIONAL COMMERCIAL DIVISION	16,211	15,408	5%	1%	—	—	—	16,211	15,408	5%	1%
GLOBAL HOSPITAL AND BIOSIMILARS DIVISION(j)	3,576	3,211	11%	10%	2,644	2,240	18%	931	971	(4%)	(8%)

Total Alliance revenues included above	$7,888	$6,684	18%	17%	$6,429	$5,381	19%	$1,458	$1,304	12%	7%
Total Royalty revenues included above	$1,347	$1,170	15%	15%	$1,337	$1,162	15%	$10	$8	27%	20%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In the first quarter of 2026, we made changes in our commercial structure, which included the transition of certain off-patent branded and generic sterile injectables and biosimilars primarily from the Specialty Care and Oncology product portfolios to a new Hospital and Biosimilars product portfolio within our Biopharma reportable segment. Effective January 1, 2026, the commercial structure within the Biopharma reportable segment is composed of the Pfizer U.S. Commercial Division, the Pfizer International Commercial Division and the Global Hospital and Biosimilars Division. We reclassified prior period amounts to conform to the current period presentation. For additional information regarding our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2025 Annual Report on Form 10-K.

(b)	Reflects alliance revenues and product revenues.
(c)	Prevnar family includes revenues from Prevnar 20/Prevenar 20 (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(d)	Primarily reflects alliance revenues and royalty revenues.
(e)	Reflects product revenues and royalty revenues.
(f)	Reflects alliance revenues.
(g)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(h)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Retacrit, Ruxience, Zirabev, Trazimera and Nivestym.
(i)
Pfizer CentreOne (PC1) includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships. Also includes revenues associated with the wind-down of our former Pfizer Ignite operating segment, which were not material in all periods presented. We reclassified prior period amounts to conform to the current period presentation.

(j)
Includes the commercial organization covering Pfizer’s Hospital and Biosimilars product portfolio of off-patent branded and generic sterile injectables and biosimilars except in China, Hong Kong, and certain other international markets, which are part of the Pfizer International Commercial Division.

*	Indicates calculation not meaningful or results are greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of November 3, 2026. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline (including products from completed or anticipated acquisitions), in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, clinical development plans, discontinuations, clinical trial results and other developing data, revenue contribution and projections, pricing and reimbursement, market dynamics, including demand, market size and utilization rates and growth, performance, timing and duration of exclusivity and potential benefits; the impact and potential impact of tariffs and pricing dynamics; global economic and/or geopolitical instability, foreign exchange rate fluctuations and inflationary pressures; strategic reviews; leverage and capital allocation objectives; an enterprise-wide cost realignment program (including anticipated costs, savings and potential benefits); a Manufacturing Optimization Program designed to reduce our cost of goods sold (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, and our ability to successfully capitalize on growth opportunities and prospects; our voluntary agreements with the U.S. Government designed to lower drug costs for U.S. patients and to include certain Pfizer products on the TrumpRx.gov platform, Pfizer’s plans to further invest in U.S. manufacturing and potential tariff impacts; manufacturing and product supply; our expectations regarding AI and our ability to successfully integrate and scale our AI initiatives; our expectations regarding the impact of COVID-19 on our business, operations and financial results; and the expected seasonality of demand for certain of our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure you that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.

Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from our pipeline programs will be published in scientific journal publications, and if so, when and with what modifications and interpretations; and uncertainties regarding the future development of our product candidates, including whether or when our product candidates will advance to future studies or phases of development or whether or when regulatory applications may be filed for any of our product candidates, including as a result of clinical trial data or regulatory decisions or feedback that could impact the future development of our product candidates, including our vaccine candidates such as our next generation pneumococcal conjugate vaccine candidates;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all;
•regulatory decisions impacting labeling, approval or authorization, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to developments regarding potential product impurities; uncertainties regarding the ability to obtain or maintain, and the scope of, recommendations by technical or advisory committees, and the timing of, and ability to obtain, pricing/reimbursement, approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the conduct or outcome of post-approval clinical trials, pharmacovigilance or Risk Evaluation and Mitigation Strategies, which could impact marketing approval, product labeling, other in-line products and product candidates, and/or availability or commercial potential;
•the success and impact of external business development activities, as well as risks and uncertainties related to the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of any transactions in the anticipated time frame or at all, including the possibility that such transactions do not close; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing; challenges integrating the businesses and operations; disruption to business or operations relationships; risks related to achieving or growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates, including as a result of competitor contracts with customers;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, including, among others, the risk that as the market for COVID-19 products remains endemic and seasonal and/or COVID-19 infection rates do not follow prior patterns, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, which has in the past and may continue to lead to reduced revenues, excess inventory or other unanticipated charges; risks related to our ability to develop, receive regulatory approval for, and commercialize variant adapted vaccines, combinations and/or treatments; uncertainties related to recommendations and coverage for, and the public’s adherence to, vaccines, boosters, treatments or combinations, including uncertainties related to the potential impact of narrowing recommended patient populations; whether our licenses will be terminated, revoked or modified; risks related to our ability to accurately predict or achieve our revenue forecasts for Comirnaty and Paxlovid or any potential future COVID-19 vaccines or treatments; and potential third-party royalties or other claims related to Comirnaty and Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of global trade tensions, as well as currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions, tariffs and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;

•risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy regarding tariffs or other trade or foreign policy and/or the impact of any potential U.S. Governmental shutdowns, including impacts on governmental agencies due to a shutdown;
•the risk and impact of tariffs on our business, which is subject to a number of factors including, but not limited to, restrictions on trade, the effective date and duration of such tariffs, countries included in the scope of tariffs, changes to amounts of tariffs, and potential retaliatory tariffs or other retaliatory actions imposed by other countries;
•the impact of disruptions related to climate change and natural disasters;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, such as our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, including any potential future phases, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;
•the ability to successfully achieve our climate-related goals and progress our environmental and other sustainability priorities;
Risks Related to Government Regulation, Legal Proceedings and Changes in Laws and Accounting Standards:
•the impact of any U.S. healthcare reform or legislation, including executive orders or other change in laws, regulations or policy, or any significant spending reduction or cost control efforts affecting Medicare, Medicaid, the 340B Drug Pricing Program or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022 (IRA) and the IRA Medicare Part D Redesign, government cuts to Affordable Care Act (ACA) subsidies, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•risks and uncertainties related to the impact of Pfizer’s voluntary agreements with the U.S. Government designed to lower drug costs for U.S. patients and to include certain Pfizer products on the TrumpRx.gov platform, Pfizer’s plans to further invest in U.S. manufacturing and potential tariff impacts;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, including international reference pricing (including Most-Favored-Nation drug pricing), intellectual property, product research, development and approval processes and pathways, reimbursement or access to or recommendations for our medicines and vaccines, tax changes or other restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, our activities in markets outside of the U.S., such as China, including, without limitation, clinical trial activities and our ability to enter into biotechnology investments or other transactions;
•risks and uncertainties related to changes to vaccine or other healthcare policy in the U.S., including: (i) risks and uncertainties relating to the evolving vaccine landscape and impacts on vaccine demand, market size and utilization rates; and (ii) the FDA's recently adopted policy of disclosing Complete Response Letters for unapproved drug candidates and the attendant risk of disclosure of trade secrets or confidential commercial information;
•legislation or regulatory action and/or policy efforts in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, data protection and cybersecurity, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain products to control costs in those markets;

•legal defense costs, insurance expenses, settlement amounts, including related costs and contingencies, including without limitation, those related to legal proceedings and actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws, regulations, policies and accounting standards affecting our operations, including, without limitation, the IRA, as well as new or changes in such laws, regulations, policies or accounting standards or their interpretation, including, among others, new or changes in tariffs, tax laws and regulations internationally and in the U.S., including the One Big Beautiful Bill Act, which was enacted on July 4, 2025, and is still subject to further guidance; the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, government cost-cutting measures and related impacts on, among other matters, government staffing, resources and ability to timely review and process regulatory or other submissions; restrictions related to certain data transfers, including data security, data localization and cross border data transfer regulations, and transactions involving certain countries; and potential changes to existing tax laws, tariffs, or changes to other laws, regulations or policies in the U.S., including by the U.S. Presidential administration and Congress, as well as in other countries;
Risks Related to Intellectual Property, Technology and Cybersecurity:
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in loss of patent coverage; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure from, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products;
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others; and
•risks and challenges related to the use of proprietary or third-party software, systems and services (including cloud services) that include artificial intelligence-based functionality and other emerging technologies, such as the risk of inaccurate, biased or otherwise flawed outputs of AI tools and models; risks related to the protection of proprietary data and confidential information used in or generated by AI systems; reputational risks related to the use of AI in drug discovery, clinical development, manufacturing, commercial operations or patient-facing applications; and the risk that anticipated cost savings or benefits from AI, automation and digital enablement efforts may not be realized in the expected amounts or within expected timeframes.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.

Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.